                          CALCULATION AGENCY AGREEMENT

          CALCULATION AGENCY AGREEMENT, dated as of November 10, 2006 (the
"Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman
Brothers Inc., as Calculation Agent.

          WHEREAS, the Company has authorized the issuance of up to $2,300,000 aggregate principal amount of Contingent Payout Notes Due November 11, 2007
Linked to the adjusted relative performance of the S&P 100(R) Index (OEX) vs.
the Russell 2000(R) Index (RTY) (the "Securities")*;

          WHEREAS, the Securities will be issued under an Indenture, dated as of
September 1, 1987, between the Company and Citibank, N.A., as Trustee (the
"Trustee"), as supplemented and amended by supplemental indentures dated as of
November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993,
October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series
Indenture Provisions dated July 30, 1987, as amended November 16, 1987
(collectively, the "Indenture"); and

          WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

          NOW THEREFORE, the Company and the Calculation Agent agree as follows:

          1. Appointment of Agent. The Company hereby appoints Lehman Brothers
Inc., as Calculation Agent, and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

          2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due on the Stated Maturity Date or for a determination of the Redemption Price due on the Redemption Date, the Calculation Agent shall determine such Maturity Payment
Amount or Redemption Price and notify the Trustee of its determination. The
Calculation Agent shall also determine (a) the Successor Index if publication of an Index is discontinued, (b) the Closing Index Level if no Successor Index is
available or if a Publisher or the publisher of any Successor Index, as the case

----------
*    "Standard & Poor's," "S&P," "S&P 100," and "100" are trademarks of McGraw
     Hill, Inc. and have been licensed for use by the Company. "Russell 2000
     Index" is a trademark of the Frank Russell Company and has been licensed for use by the Company. The Securities, linked to the performance of the
     S&P 100 Index relative to the performance of the Russell 2000 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's or the Frank
     Russell Company and neither Standard & Poor's nor the Frank Russell Company makes any representation regarding the advisability of investing in the
     Securities.

                                                                               2

may be, fails to calculate and publish a Closing Index Level on any date, (c)
adjustments to an Index, any Successor Index or the Closing Index Level thereof if the method of calculating any of these items changes in a material respect or if an Index or Successor Index is in any other way modified so that it does not, in the opinion of the Calculation Agent, fairly represent the level of such
Index, or Successor Index, as the case may be, had such changes or modifications not been made, and (d) whether a Market Disruption Event has occurred. The
Calculation Agent shall notify the Trustee of all such adjustments or any such
Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

          3. Calculations. Any calculation or determination by the Calculation
Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the
Trustee's request, be made available at the Corporate Trust Office.

          4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the
Calculation Agent and the Company.

          5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

          (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

          (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the
     Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

          (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

          (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation
     Agent; and

          (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or willful misconduct.

          6. Resignation; Removal; Successor. (a) The Calculation Agent may at
any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a

                                                                               3

successor Calculation Agent and acceptance of such appointment by such successor
Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation
Agent and the acceptance of such appointment by such successor Calculation
Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

          (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor
Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

          (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor
Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

          (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

          7. Certain Definitions. Terms not otherwise defined herein or in Annex
A hereto are used herein as defined in the Indenture or the Securities.

                                                                               4

          8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or willful misconduct of the Calculation
Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for, or in respect of, any action taken or suffered to be taken in good faith by the
Calculation Agent in reliance upon written instructions from the Company.

          9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the
Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646)
758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 1301
Avenue of the Americas, New York, New York 10019 (facsimile: (212) 526-0357)
(telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019
(facsimile: (646) 758-4942) (telephone: (212) 526-7000), Attention: Equity
Derivatives Trading and (c) in the case of the Trustee, to it at 388 Greenwich
Street, 14th Floor, New York, New York 10013 (facsimile: (212) 816-5527)
(telephone: (212) 816-5773), Attention: Agency and Trust, or in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

          10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

          IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                        LEHMAN BROTHERS HOLDINGS INC.

                                        By: /s/ Rashid Alvi
                                            ------------------------------------
                                            Name: Rashid Alvi
                                            Title: Vice President

                                        LEHMAN BROTHERS INC.,
                                        as Calculation Agent

                                        By: /s/ Rashid Alvi
                                            ------------------------------------
                                            Name: Rashid Alvi
                                            Title: Vice President

                         [Calculation Agency Agreement]

                                     ANNEX A

     1.   The Indices.

          The S&P 100(R) Index (the "S&P 100 Index"), as calculated, published and disseminated by Standard & Poor's, a division of McGraw-Hill, Inc. ("S&P")
and the Russell 2000(R) Index (the "Russell 2000 Index") (the S&P 100 Index and
the Russell 2000 Index, each an "Index"), as calculated, published and disseminated by the Frank Russell Company ("Russell") (S&P and Russell, each a
"Publisher").

     2.   Determination of the Maturity Payment Amount.

          The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

          The Maturity Payment Amount shall be the following:

          o    If the Final Relative Performance is positive or zero, $1,130.

          o    If the Final Relative Performance is negative:

               $1,000 + ($1,000 x Final Relative Performance).

     3.   Determination of the Redemption Price.

          The Calculation Agent shall, at the request of the Trustee, determine the amount payable on the Redemption Date for each $1,000 principal amount of
Securities (the "Redemption Price").

          The Redemption Price shall be the following:

               Present Value of $1,000 + ($1,000 x Redemption Relative
               Performance);

               provided, however, that in no event shall the Holder owe any amount to the Company.

     4.   Discontinuance of an Index.

     (a) If a Publisher discontinues publication of an Index and such Publisher or another entity publishes a successor or substitute index (the "Successor
Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Index, then the Calculation
Agent shall determine each subsequent Closing Index Level to be used in computing the Maturity Payment Amount or the Redemption Price, as applicable, by reference to the Closing Index Level of such Successor Index on the applicable date.

                                                                               2

     (b) Upon any selection by the Calculation Agent of a Successor Index, the
Company shall promptly give notice to the holders of the Securities.

     (c) If a Publisher discontinues publication of an Index and the Calculation
Agent determines that no Successor Index is available at such time, or if a
Publisher (or the publisher of any Successor Index) fails to calculate and publish a Closing Index Level for the Index (or a Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, the
Calculation Agent will determine the Closing Index Level to be used for purposes of computing the Maturity Payment Amount or the Redemption Price, as applicable.
In such circumstances, the Closing Index Level will be computed by the
Calculation Agent in accordance with the formula for and method of calculating the relevant Index (or any Successor Index) last in effect prior to such discontinuance or failure to publish, using the Closing Price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the relevant
Index (or any Successor Index) on the Relevant Exchange on which such security trades.

     5.   Alteration of Method of Calculation.

          If at any time the method of calculating an Index, any Successor Index or the Closing Index Level thereof on any particular day is changed in a material respect, or if an Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of such Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the
Calculation Agent shall, at the Close of Trading of the Relevant Exchanges on which the securities comprising such Index or such Successor Index traded on any date the Closing Index Level thereof is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such
Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent shall calculate the
Closing Index Level on any particular day and the Maturity Payment Amount or
Redemption Price, as applicable, with reference to such Index or such Successor
Index, as adjusted.

          Accordingly, if the method of calculating an Index or a Successor
Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the Calculation Agent shall adjust such index in order to arrive at a level of such Index or such Successor Index as if it had not been modified.

     6.   Definitions.

          Set forth below are the terms used in the Agreement and in this Annex
A.

          "Agreement" shall have the meaning set forth in the preamble to this
Agreement.

          "AMEX" shall mean the American Stock Exchange LLC.

                                                                               3

          "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

          "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount and the Redemption Price, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

          "Close of Trading" shall mean, in respect of any Relevant Exchange, the scheduled weekday closing time on a day on which the Relevant Exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

          "Closing Index Level" shall mean, with respect to any day, (i) in the case of the S&P 100 Index or any Successor Index, the closing level of the S&P
100 Index or such Successor Index, as the case may be, as reported by S&P or the publisher of such Successor Index, as the case may be, on such day or as determined by the Calculation Agent pursuant to this agreement, or (ii) in the case of the Russell 2000 Index or any Successor Index, the closing level of the
Russell 2000 Index or such Successor Index, as the case may be, as reported by
Russell or the publisher of such Successor Index, as the case may be, on such day or as determined by the Calculation Agent pursuant to this Agreement.

          "Closing Price" shall mean, with respect to a security on any day, the last reported sales price for that security on the Relevant Exchange at the scheduled weekday closing time of the regular trading session of the Relevant
Exchange; provided, however, if such security is not listed or traded on a bulletin board, then the "Closing Price" of the security shall be determined using the average execution price per share that an affiliate of the Company pays or receives upon the purchase or sale of the security used to hedge the
Company's obligations under the Securities.

          "Company" shall have the meaning set forth in the preamble to this
Agreement.

          "Early Redemption Determination Date" shall mean the first Scheduled
Trading Day (other than November 7, 2006 and the Valuation Date) on which the
Relative Performance is less than -70%.

          "Final Relative Performance" shall equal the Relative Performance on the Valuation Date.

          "Indenture" shall have the meaning set forth in the preamble to this
Agreement.

          "Index" shall have the meaning set forth in Section 1 of this Annex A.

          "Initial S&P 100 Index Level" shall equal 644.19, the Closing Index
Level of the S&P 100 Index on November 7, 2006.

                                                                               4

          "Initial Russell 2000 Index Level" shall equal 764.39, the Closing
Index Level of the Russell 2000 Index on November 7, 2006.

          "Market Disruption Event", with respect to the S&P 100 Index or any
Successor Index or the Russell 2000 Index or any Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation
Agent in its sole discretion:

     (1) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the S&P 100 Index or any
     Successor Index or the Russell 2000 Index or any Successor Index, by the
     Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that Relevant
     Exchange or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, or any other exchange, quotation system or market, any other self regulatory organization or the
     Commission of similar scope or as a replacement for Rule 80B may be considered material.

     (2) A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the S&P 100 Index or any Successor Index or the Russell 2000 Index or any Successor Index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

     (3) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the S&P 100 Index or any Successor Index or the Russell 2000 Index or any
     Successor Index on the Relevant Exchanges on which those securities are traded, at any time during the one-hour period that ends at the Close of
     Trading on that day.

     (4) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the
     S&P 100 Index or any Successor Index or the Russell 2000 Index or any
     Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the Close of Trading on that day.

     (5) The closure of the Relevant Exchanges on which securities that then comprise 20% or more of the S&P 100 Index or any Successor Index or the
     Russell 2000 Index or any Successor Index are traded or on which futures or options contracts relating to the S&P 100 Index or any Successor Index or the Russell 2000 Index or any Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the
     Relevant Exchanges at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Relevant Exchanges and
     (ii) the submission

                                                                               5

     deadline for orders to be entered into the Relevant Exchanges for execution at the Close of Trading on that day.

For purposes of determining whether a Market Disruption Event has occurred, the relevant percentage contribution of a security to the level of the S&P 100 Index or any Successor Index or the Russell 2000 Index or any Successor Index will be based on a comparison of (x) the portion of the level of the S&P 100 Index or
Successor Index or the Russell 2000 Index or Successor Index attributable to that security and (y) the overall level of the S&P 100 Index or Successor Index or the Russell 2000 Index or Successor Index, in each case immediately before the occurrence of the Market Disruption Event.

          "Maturity Payment Amount" shall have the meaning set forth in Section
2 of this Annex A.

          "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

          "NYSE" shall mean The New York Stock Exchange, Inc.

          "Present Value" of $1,000, as determined by the Calculation Agent pursuant to the Calculation Agency Agreement, shall be the present value of
$1,000 on the Valuation Date calculated as of the first Scheduled Trading Day after the Early Redemption Determination Date, computed using a discount rate equal to the USD LIBOR in effect on the first Scheduled Trading Day after the
Early Redemption Determination Date with a designated maturity that corresponds most closely to the period from, and including, such Scheduled Trading Day to, but excluding, the Valuation Date.

          "Publisher" shall have the meaning set forth in Section 1 of this
Annex A.

          "Redemption Date" shall mean the date that is five Business Days after the Early Redemption Determination Date.

          "Redemption Index Level" shall mean, (i) in the case of the S&P 100
Index or any Successor Index, the closing level of the S&P 100 Index or such
Successor Index, as the case may be, as reported by S&P or the publisher of such
Successor Index, as the case may be, on the first Scheduled Trading Day after the Early Redemption Determination Date or as determined by the Calculation
Agent pursuant to the Calculation Agency Agreement, or (ii) in the case of the
Russell 2000 Index or any Successor Index, the closing level of the Russell 2000
Index or such Successor Index, as the case may be, as reported by Russell or the publisher of such Successor Index, as the case may be, on the first Scheduled
Trading Day after the Early Redemption Determination Date or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement.

          "Redemption Price" shall have the meaning set forth in Section 3 of this Annex A.

          "Redemption Relative Performance" shall equal the following:

                                                                               6

          Redemption Index Level     Redemption Index Level
             of S&P 100 Index         of Russell 2000 Index
          ---------------------- - -------------------------- + 1.3%
           Initial S&P 100 Index   Initial Russell 2000 Index
                   Level                      Level

          "Relative Performance" on any Scheduled Trading Day shall equal the following:

          Closing Index Level of     Closing Index Level of
               S&P 100 Index           Russell 2000 Index
          ---------------------- - -------------------------- + 1.3%
          Initial S&P 100 Index    Initial Russell 2000 Index
                  Level                       Level

          "Relevant Exchange" shall mean, for any security (or any combination thereof then underlying the S&P 100 Index or any Successor Index or the Russell
2000 Index or any Successor Index), the primary exchange, quotation system
(which includes bulletin board services) or other market of trading for such security.

          "Russell" shall have the meaning set forth in Section 1 of this Annex
A.

          "Russell 2000 Index" shall have the meaning set forth in Section 1 of this Annex A.

          "Scheduled Trading Day" shall mean any day on which the New York Stock
Exchange, the American Stock and Options Exchange, the NASDAQ Global Select
Market, the NASDAQ Global Market, the Chicago Mercantile Exchange and the
Chicago Board Options Exchange are scheduled to be open for trading for their respective regular trading sessions.

          "Securities" shall have the meaning set forth in the preamble to this
Agreement.

          "S&P" shall have the meaning set forth in Section 1 of this Annex A.

          "S&P 100 Index" shall have the meaning set forth in Section 1 of this
Annex A.

          "Stated Maturity Date" shall mean November 11, 2007 (or if November
11, 2007 is not a Business Day, on the next Business Day); provided, that if the
Valuation Date is postponed, the Stated Maturity Date shall be the third
Business Day following the date that the Final Relative Performance on the postponed Valuation Date is determined.

          "Successor Index" shall have the meaning set forth in Section 4(a) of this Annex A.

          "Trustee" shall have the meaning set forth in the preamble to this
Agreement.

          "Valuation Date" shall mean November 7, 2007; provided, that if a
Market Disruption Event occurs on such day or if such day is not a Scheduled
Trading Day, then the Valuation Date shall be the next following Scheduled
Trading Day on which no Market Disruption Event occurs; provided, however, if a
Market Disruption Event occurs on each of the

                                                                               7

eight Scheduled Trading Days following the originally scheduled Valuation Date, then (a) that eighth Scheduled Trading Day shall be deemed the Valuation Date and (b) the Calculation Agent shall determine the Final Relative Performance based upon its good faith estimate of the level of the Index on that eighth
Scheduled Trading Day.